Exhibit 99.1

Celanese Corporation Reports Third Quarter Earnings

Dallas, November 4, 2024: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported third quarter 2024 U.S. GAAP diluted earnings per share of $1.08 and adjusted earnings per share of $2.44. The Company generated net sales of $2.6 billion in the quarter, down slightly from the previous quarter inclusive of neutral sequential volume, a slight sequential increase in currency, and a sequential decrease in pricing of 1 percent.
During the third quarter, Celanese continued to navigate persistent demand weakness across key end-markets like paints, coatings, and construction, as well as rapid and acute downturns in Western Hemisphere automotive and industrial segments. The demand deterioration through the quarter more than offset the improvements the Company continues to deliver from the implementation of value-enhancing initiatives, including the many synergy projects delivered as part of the Mobility and Materials (M&M) acquisition and the acetic acid expansion at the Clear Lake facility. Celanese reported third quarter operating profit of $248 million, adjusted EBIT of $457 million, and operating EBITDA of $644 million at margins of 9, 17, and 24 percent, respectively.
The difference between U.S. GAAP diluted earnings per share and adjusted earnings per share in the third quarter was primarily due to Certain Items totaling $114 million.1
Celanese will continue to take actions commensurate with the current demand environment. To this end, the Company intends to temporarily reduce the quarterly dividend by approximately 95 percent beginning in the first quarter of 2025. This action is a prudent and cost-effective path forward to support deleveraging. In addition, Celanese is taking the following actions to drive continued improvement to earnings and cash generation:
•Reducing manufacturing costs through the end of 2024 by temporarily idling production facilities in every region and driving cash generation through an expected $200 million inventory release in the fourth quarter.
•Implementing additional cost reduction programs expected to realize incremental savings greater than $75 million by the end of 2025. The focus of the programs will be on driving productivity in selling, general, and administrative (SG&A) costs.
•Continuing to focus on efficiently and stringently deploying capital, and targeting next year's capex spending to be below 2024 levels.
1 Mainly driven by shutdown-related costs, asset impairment, and M&A-related costs

•Closing on a 364-day delayed draw prepayable term loan for up to $1 billion. The Company expects to draw on the term loan in the first quarter of 2025 for use towards the $1.3 billion maturing debt.
"In the third quarter, we faced a severely constrained demand environment that, in some cases like auto, degraded swiftly. I want to thank our teams for executing our value enhancing initiatives that are delivering improvements today while also laying the foundation for future growth," said Lori Ryerkerk, chair and chief executive officer. "Still, these actions have been increasingly offset in the current environment and the earnings generated fell short of our expectations. In response we are taking additional measures to navigate current challenges while positioning Celanese for long-term success. We are confident these actions will accelerate our growth and enhance long-term value."
Recent Highlights:
•Unveiled the expansion of the Asia Technology Center (ATC) in Pudong New Area in Shanghai, China in October, to broadly support application development in a variety of high growth areas in both the Engineered Materials and the Acetyl Chain businesses.
•Opened the Micromax™ Electronic Inks and Pastes Lab in Shenzhen, China in October, to support technical service and application development to serve the automotive, consumer electronics, passive components and telecom industries.
•Elected Bruce Chinn to the Company's Board of Directors in September. Mr. Chinn served as President, Chief Executive Officer and a Director of Chevron Phillips Chemical Company LLC, a global petrochemical joint venture of Chevron U.S.A Inc. and Phillips 66 Company, until March 2024.

Third Quarter 2024 Financial Highlights:

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,481	1,467	1,528
Acetyl Chain	1,190	1,202	1,220
Intersegment Eliminations	(23)	(18)	(25)
Total	2,648	2,651	2,723

Operating Profit (Loss)
Engineered Materials	102	138	691
Acetyl Chain	239	242	272
Other Activities	(93)	(130)	(121)
Total	248	250	842

Net Earnings (Loss)	120	153	949

Adjusted EBIT(1)
Engineered Materials	237	265	229
Acetyl Chain	276	277	310
Other Activities	(56)	(91)	(88)
Total	457	451	451

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	46	49	12
Acetyl Chain	34	33	33

Operating EBITDA(1)	644	632	624
Diluted EPS - continuing operations	$1.08	$1.42	$8.70
Diluted EPS - total	$1.06	$1.41	$8.69
Adjusted EPS(1)	$2.44	$2.38	$2.50

Net cash provided by (used in) investing activities	(100)	(91)	375
Net cash provided by (used in) financing activities	(376)	(489)	(700)
Net cash provided by (used in) operating activities	79	292	403
Free cash flow(1)	(16)	173	268
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Third Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered third quarter net sales of $1.2 billion, a 1 percent decrease from the prior quarter. Volumes were similar to the previous quarter as the business captured incremental volumes in certain downstream derivatives to offset volume declines across the broader integrated value chain. Pricing declined 2 percent sequentially, partially driven by competitive dynamics for vinyl acetate monomer in Asia. The business successfully limited lingering financial impacts from the second quarter force majeure and other operational challenges that impacted the previous quarter by capturing productivity gains from the acetic acid expansion at Clear Lake, the Company's lowest cost and lowest carbon footprint acetic acid unit. The Acetyl Chain flexed its global network to capture approximately $20 million of contributions and set a new quarterly production record for acetic acid at Clear Lake. The business delivered third quarter operating profit of $239 million, adjusted EBIT of $276 million, and operating EBITDA of $339 million at margins of 20, 23, and 28 percent, respectively. In an environment that remains challenged due to weak demand in paints, coating, and construction applications, the Acetyl Chain continued to deliver stability in earnings by leveraging optionality across the business's global footprint and integrated value chain.
Engineered Materials
Engineered Materials reported third quarter net sales of $1.5 billion, representing a sequential increase of 1 percent, consisting of neutral volume and pricing with a small currency impact. The business faced a demand environment that was severely constrained, and was able to offset slight volume declines in larger product lines like POM, GUR, and Nylon with favorable mix in higher margin products and applications like Vamac® and Hytrel®. Engineered Materials delivered third quarter operating profit of $102 million, adjusted EBIT of $237 million, and operating EBITDA of $348 million, with margins of 7, 16, and 23 percent, respectively. The business was impacted by rapid slowdowns of commercial activity in both automotive and industrial segments, particularly in the Western Hemisphere. The European automotive sector was especially affected, with auto builds declining by 14 percent sequentially in the region. Engineered Materials continued to focus on controllable actions and synergy realization from the implementation of manufacturing footprint optimization and execution of functional cost savings projects. In the face of anemic demand, the business also focused on progressing the scale of the project pipeline model. For example, the size of each project that has been won has increased by nearly 30 percent since 2022 and the value of electric vehicle projects won year-to-date increased 18 percent. The advancement of the project pipeline model partially offsets the current demand headwinds while putting in place a strong foundation for growth as end-markets recover.
Cash Flow and Tax
Celanese reported third quarter operating cash flow of $79 million and free cash flow of $(16) million, which included cash capital expenditures of $88 million. Third quarter operating cash flow results included $238 million working capital use of cash from the quarter demand trends and net cash interest expense of $230 million due to timing of coupon payments, which are more concentrated in the first and third quarters. Celanese returned $76 million in cash to shareholders via dividends in the quarter. In the third quarter the Company repaid a bond of approximately $500 million as part of its deleveraging plan and has retired a total of $1 billion in bonds through the first three quarters of 2024.

The effective U.S. GAAP income tax rate was an expense of 33 percent for the third quarter compared to a benefit of 33 percent for the same quarter in 2023. The effective income tax rate for the current period and year to date was higher compared to the same periods in 2023, primarily due to non-recurring prior year tax benefits related to relocation of certain intangible assets to align with the acquired M&M foreign operations, differences in the tax and U.S. GAAP gain from the formation of the Nutrinova Food Ingredients joint venture, and a decrease in valuation allowance on U.S. foreign tax credit carryforwards due to changes in forecasted foreign sourced income and expenses during the carryforward period, as well as current year tax effects related to internal debt restructuring transactions. The effective tax rate for adjusted earnings was 9 percent based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"We expect demand conditions to worsen in the fourth quarter, as automotive and industrial segments react to recent dynamics by seasonally destocking at heavier than normal levels. While we expect this destocking to be temporary and contained to the quarter, we will significantly slow our production to match this demand level and to generate cash through inventory draw. Based on these factors, we anticipate fourth quarter adjusted earnings per share of approximately $1.25," said Lori Ryerkerk. "We hold ourselves to a high standard at Celanese, and are taking additional actions to strengthen our company. Our focus is on driving business improvement through earnings growth, cost reductions, free cash flow expansion, and deleveraging to position Celanese for long-term shareholder value creation."
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the third quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on November 4, 2024. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Brian Bianco	Petra Czugler
Phone: +1 302 999 6410	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or the Israel-Hamas conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.

•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about November 4, 2024 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
	(In $ millions, except share and per share data)
Net sales	2,648	2,651	2,723
Cost of sales	(2,026)	(2,010)	(2,050)
Gross profit	622	641	673
Selling, general and administrative expenses	(248)	(255)	(244)
Amortization of intangible assets	(40)	(38)	(41)
Research and development expenses	(32)	(33)	(32)
Other (charges) gains, net	(61)	(48)	(17)
Foreign exchange gain (loss), net	10	(9)	—
Gain (loss) on disposition of businesses and assets, net	(3)	(8)	503
Operating profit (loss)	248	250	842
Equity in net earnings (loss) of affiliates	51	51	12
Non-operating pension and other postretirement employee benefit (expense) income	3	2	(1)
Interest expense	(169)	(174)	(178)
Refinancing expense	—	—	(7)
Interest income	5	10	12
Dividend income - equity investments	30	31	30
Other income (expense), net	15	13	4
Earnings (loss) from continuing operations before tax	183	183	714
Income tax (provision) benefit	(61)	(29)	236
Earnings (loss) from continuing operations	122	154	950
Earnings (loss) from operation of discontinued operations	(3)	(1)	(1)
Income tax (provision) benefit from discontinued operations	1	—	—
Earnings (loss) from discontinued operations	(2)	(1)	(1)
Net earnings (loss)	120	153	949
Net (earnings) loss attributable to noncontrolling interests	(4)	2	2
Net earnings (loss) attributable to Celanese Corporation	116	155	951
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	118	156	952
Earnings (loss) from discontinued operations	(2)	(1)	(1)
Net earnings (loss)	116	155	951
Earnings (loss) per common share - basic
Continuing operations	1.08	1.43	8.74
Discontinued operations	(0.02)	(0.01)	(0.01)
Net earnings (loss) - basic	1.06	1.42	8.73
Earnings (loss) per common share - diluted
Continuing operations	1.08	1.42	8.70
Discontinued operations	(0.02)	(0.01)	(0.01)
Net earnings (loss) - diluted	1.06	1.41	8.69
Weighted average shares (in millions)
Basic	109.3	109.3	108.9
Diluted	109.5	109.5	109.4

Consolidated Balance Sheets - Unaudited

	As of September 30, 2024	As of December 31, 2023

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	813	1,805
Trade receivables - third party and affiliates, net	1,367	1,243
Non-trade receivables, net	688	541
Inventories	2,562	2,357
Other assets	276	272
Total current assets	5,706	6,218
Investments in affiliates	1,253	1,220
Property, plant and equipment, net	5,431	5,584
Operating lease right-of-use assets	421	422
Deferred income taxes	1,672	1,677
Other assets	554	524
Goodwill	6,997	6,977
Intangible assets, net	3,858	3,975
Total assets	25,892	26,597
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,607	1,383
Trade payables - third party and affiliates	1,446	1,510
Other liabilities	1,083	1,154
Income taxes payable	23	25
Total current liabilities	4,159	4,072
Long-term debt, net of unamortized deferred financing costs	11,324	12,301
Deferred income taxes	1,006	999
Uncertain tax positions	308	300
Benefit obligations	440	457
Operating lease liabilities	325	325
Other liabilities	612	591
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,487)	(5,488)
Additional paid-in capital	397	394
Retained earnings	13,091	12,929
Accumulated other comprehensive income (loss), net	(727)	(744)
Total Celanese Corporation shareholders' equity	7,274	7,091
Noncontrolling interests	444	461
Total equity	7,718	7,552
Total liabilities and equity	25,892	26,597